Exhibit 10.4.5

[Translation of Chinese original]	Execution Version

Capital Increase Agreement
Of
Shanghai Hongmen Advertising Co., Ltd.

By and among
Pacific Asia Mode Cube Limited
Redgate Media AD Co., Ltd.
Weidong Zhu
Shanghai Aoxue Advertising Broadcasting Co., Ltd.
And
Shanghai Hongmen Advertising Co., Ltd.
Date: December 19, 2007
Shanghai Office
King & Wood PRC Lawyers
Capital Increase B

Table of Contents

Article Heading		Page
1.	Definitions	1
2.	Capital Increase	3
3.	Conditions Precedent	4
4.	Undertakings	6
5.	Completion of Capital Increase	7
6.	Equity Transfer and Pledge	8
7.	Representations and Warranties	8
8.	Provision of Information Materials	8
9.	Confidentiality	9
10.	Assignment	9
11.	Liabilities for Breach of Contract	10
12.	Effectiveness, Amendment and Termination	10
13.	Force Majeure	10
14.	Governing Law and Dispute Settlement	11
15.	Notice	11
16.	Expenses	13
17.	Entire Agreement	13
18.	Severability	13
19.	Waiver	13
Appendix I	Basic Information of the Company	1

This Capital Increase Agreement (hereinafter referred to as “the Agreement”) is signed by the following parties in Beijing, the People’s Republic of China (hereinafter referred to as “China”) on the date of December 19, 2007, in accordance with the Company Law of the People’s Republic of China, the Regulations on the Merger with or Acquisition of Domestic Enterprises by Foreign Investors and other applicable laws, regulations and rules of China:
(1)	Pacific Asia Mode Cube Limited, a company duly established and existing under the laws of Hong Kong, with its registered address at Room 2703, 27/F, The Centrium, 60 Wyndham Street, Central, Hong Kong SAR, China (hereinafter referred to as “Investor”);

(2)	Shanghai Hongmen Advertising Co., Ltd., a limited liability company duly established and existing under the laws of China, with its registered address at P-1 Building, No. 7523 Beiqing Highway, Chonggu Town, Qingpu District, Shanghai, China (hereinafter referred to as “Company”);

(3)	Redgate Media AD Co., Ltd., a limited liability company duly established and existing under the laws of China, with its registered address at Room 1807, 15/F, Tower B, Jianwai SOHO, No. 39 East 3rd Ring Road Central, Chaoyang District, Beijing, China (hereinafter referred to as “Redgate”);

(4)	Weidong Zhu, a Chinese citizen, with the ID Card number of 310110197006105018; and

(5)	Shanghai Aoxue Advertising Broadcasting Co., Ltd., a limited liability Company duly established and existing under the laws of China, with its registered address at Building G, No. 10 Jinwen Road, Zhuqiao Town, Nanhui District, Shanghai, China.

Redgate, Weidong Zhu and Shanghai Aoxue Advertising Broadcasting Co., Ltd. are collectively referred to as “Existing Shareholders”, and Weidong Zhu and Shanghai Aoxue Advertising Broadcasting Co., Ltd. are collectively referred to as “Original Shareholders”.

(The parties hereto are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.)
WHEREAS:
(A)	The Company is an enterprise duly established and validly existing under the laws and specialized in the business of design, production, publication and agency of advertisements, production of images and documents, and planning of corporate images (refer to Appendix I for the basic information of the Company);

(B)	With the approval of the shareholders’ meeting of the Company, the initial registered capital of the Company shall be increased from RMB6,410,000 to RMB7,850,964 and the Investor agrees to subscribe for the increased capital in accordance with the terms and conditions of this Agreement;

(C)	The Parties agree to transform the Company into a Sino-foreign joint venture (hereinafter referred to as “Joint Venture”) through the capital increase and jointly manage and operate the Joint Venture in accordance with the Joint Venture Contract (as defined below) and the Restated Articles of Association (as defined below) signed by the Parties; and

(D)	The Parties agree to make some commitments in accordance with this Agreement.
NOW, THEREFORE, the Parties hereby enter into the following agreement regarding the capital increase:
1.	Definitions

1.1	For the purpose of this Agreement, the following terms shall have the meanings defined below:

“Change” shall refer to the transformation of the Company into a Joint Venture in accordance with the duly approved Joint Venture Contract and the Restated Articles of Association;

“Encumbrance” shall refer to the mortgage, pledge, lien, option and preemptive right (except the statutory preemptive right owned by the Existing Shareholders on the equity interest of the Company prior to the Change) or any kind of security interest;

“Expenses” shall refer to any kind of liabilities, losses, damages, costs (including legal costs) and expenses (including taxes);

“Administration for Industry and Commerce” shall refer to the PRC State Administration for Industry and Commerce and all the local agencies authorized by it for the company registration;

“Related Party”, with respect to a Party, shall refer to any company, partnership or any other entity directly or indirectly controlling the Party, directly or indirectly controlled by the Party or directly or indirectly under common control with the Party; if it is an individual, it shall refer to his/her spouse or relative. (For the purpose of this definition, “Control” shall refer to having the control over the Party directly or indirectly by holding the voting equity of the Party or through agreement or any other arrangement);

“Equity Transfer” shall refer to that Redgate acquires and subscribes for the increased capital and holds 51.01% equity interest of the Company in accordance with Transfer Agreement A and Transfer Agreement B, and Shanghai Aoxue Advertising Broadcasting Co., Ltd. acquires and holds 18.37% equity interest of the Company in accordance with Transfer Agreement C;

“Joint Venture Contract” shall refer to the Joint Venture Contract regarding the Joint Venture signed by the Investor and the Existing Shareholders on the date of this Agreement;

“USD” shall refer to the legal currency of the United States of America;

“Mosquito-Control Light Box Project” shall refer to the project of 1,500 ~ 2,000 mosquito-control light boxes to be installed in Shanghai’s colleges, universities and communities in two phases, one prior to June 2006 and the other as approved by the relevant government authority, that was launched in 2004;

“Renminbi” or “RMB” shall refer to the legal currency of China;

“Tax” shall refer to any tax payable (including but not limited to any income tax, business tax, stamp duty or any other tax, duty, charge, fee, deduction, fine or withholding levied, charged or imposed). “Taxation” shall be interpreted accordingly;

“Lawsuit” shall refer to any claim, legal action, legal proceedings, suit, action, prosecution, investigation, inquiry or arbitration involved with the Company (other than those actions arising from the normal business operation of the Company for recovery of debts, where the Company acts as the plaintiff);

“Conditions Precedent” shall refer to the conditions described in Article 3.1 hereof;

“Business Day” shall refer to the business day on which the banks in China and Hong Kong are open to the public (except Saturday, Sunday and public holidays);

“Restated Articles of Association” shall refer to the amended articles of association of the Company signed by the Investor and the Existing Shareholders in accordance with this Agreement and the Joint Venture Contract on the date of the Agreement;

“Government Approvals” shall refer to all approvals, registrations and filing from and with the relevant departments of the Chinese Government (including the local governments) required for this Agreement, the Joint Venture Contract, the Restated Articles of Association and the Change;

“China”, for the purpose of this Agreement, shall refer to mainland China, excluding Hong Kong SAR, Macau SAR and Taiwan;

“Key Management Personnel” shall refer to Weidong Zhu (General Manager) and Yun Yang (Director of the Business Expansion Department);

“Equity Transfer Agreements” shall refer to the Transfer Agreement A, the Transfer Agreement B and Transfer Agreement C entered into on the date of this Agreement, among which, “Equity Transfer Agreement A” shall refer to the Transfer Agreement signed by the Investor, Redgate, Weidong Zhu , the Company and Shanghai Yuqing Advertising Co., Ltd. (“Yuqing”) regarding the transfer of 39.42% equity interest of the Company from Yuqing to Redgate and subscription for an increased capital of RMB1,210,000 by Redgate (“Capital Increase A”); “Equity Transfer Agreement B” shall refer to the Transfer Agreement signed by the Investor, Redgate, the Company and Weidong Zhu regarding transfer of 0.15% equity interest of the Company (on the basis of the dilution of Capital Increase A) from Weidong Zhu to Redgate; and “Equity Transfer Agreement C” shall refer to the Transfer Agreement signed by Shanghai Aoxue Advertising Broadcasting Co., Ltd., Weidong Zhu and the parties concerned regarding transfer of 18.37% equity interest of the Company (on the basis of the dilution of Capital Increase A) from Weidong Zhu to Shanghai Aoxue Advertising Broadcasting Co., Ltd.;

“Capital Increase” shall refer to the activities of capital increase where the Investor makes its contribution to the Company for the capital increase and the Company issues the relevant documents to the Investor in accordance with the terms and documents of Article 5 hereof;

“Capital Increase Amount” shall refer to the total amount of subscribed capital increase (RMB15,000,000) payable by the Investor to the Company in accordance with Article 2.3 hereof;

“Completion of Capital Increase” shall refer to the confirmation by the Parties that the Conditions Precedent are fulfilled or waived in accordance with Article 5.4 hereof; and

“Completion Date of Capital Increase” shall refer to the date on which the Parties confirm that the Conditions Precedent are fulfilled or waived in accordance with Article 5.4 hereof.

1.2	Headings

The headings of all articles are for the reference only and shall not affect the interpretation of this Agreement.

1.3	Reference

Reference to “Laws of China” herein shall include any and all laws, regulations, and policies with legal effect or any other supplemental legislation within this jurisdiction. Reference to “Law” herein shall include any and all amendments or modifications thereto from time to time. Reference to “the Agreement” or any contract herein shall include any and all amendments or modifications hereto or updates hereof from time to time.

1.4	Appendices

All appendices as listed in the Table of Contents hereof constitute an integral part of this Agreement.

2.	Capital Increase

2.1	The Investor agrees to complete the Capital Increase of the Company and transform the Company into a Joint Venture in accordance with the terms and conditions hereof.

2.2	The initial registered capital of the Company is RMB6,410,000 and the shareholding is as follows:

		Percentage in the
	Amount of Capital	Registered Capital
Name of Shareholders	Contributed (RMB)	(%)
Redgate Media AD Co., Ltd.	3,269,615	51.01%
Weidong Zhu	1,962,741	30.62%
Shanghai Aoxue Advertising Broadcasting Co., Ltd.	1,177,644	18.37%

Total	6,410,000	100.000%

Upon completion of the Capital Increase, the registered capital of the Company shall increase to RMB7,850,964, increased by RMB1,440,964.

2.3	The portion of the increased registered capital shall be subscribed for by the Investor with the premium in an equivalent amount of U.S. dollars. The Capital Increase Amount payable by the Investor is RMB15,000,000 (for the purpose of this Agreement, in respect of the Capital Increase Amount to be paid by the Investor in accordance with Article 5 of the Agreement, the exchange rate of U.S. dollar against RMB shall the middle basic exchange rate announced by the People’s Bank of China on the date of the Investor’s payment), of which, the portion other than the subscription for the increased registered capital (RMB13,559,036) shall be accounted into the capital reserve of the Joint Venture, and after the duly establishment of the Joint Venture, the capital reserve of the Joint Venture shall be transferred to increase the registered capital according to the shareholding percentage of each shareholder respectively if such transfer occurs.

2.4	The Parties hereby agree that the Capital Increase Amount shall only be applied for further development of the Mosquito-Control Light Box Project, business expansion and any other purpose approved by the Investor. Without the prior written consent of the Investor, the Capital Increase Amount shall not be applied for the merger with, acquisition of or investment in any other enterprise.

2.5	Upon completion of the Capital Increase, the shareholding of the Joint Venture shall be as follows:

		Percentage in the
	Amount of Capital	Registered Capital
Name of Shareholders	Contributed (RMB)	(%)
Pacific Asia Mode Cube Limited	1,440,964	18.354%
Redgate Media AD Co., Ltd.	3,269,615	41.646%
Weidong Zhu	1,962,741	25.000%
Shanghai Aoxue Advertising Broadcasting Co., Ltd.	1,177,644	15.000%

Total	7,850,964	100.000%

3.	Conditions Precedent

3.1	The Capital Increase shall be subject to the fulfillment of the following conditions or a written waiver of the following conditions by the Investor (hereinafter referred to as “Conditions Precedent”):
3.1.1	The Investor has taken necessary corporate actions, namely:
(i)	Approval of the execution and performance of this Agreement, the Joint Venture Contract and the Restated Articles of Association; and

(ii)	Approval of the Capital Increase in accordance with this Agreement.
3.1.2	The shareholders’ meeting of the Company has adopted all necessary resolutions to:
(i)	Approve the execution and performance of this Agreement, the Joint Venture Contract and the Restated Articles of Association; and

(ii)	Approve the Capital Increase in accordance with this Agreement; and

(iii)	All the Existing Shareholders of the Company have waived their preemptive right in the Capital Increase.
3.1.3	All relevant documents have been duly executed and all Government Approvals have been duly obtained, including:
(i)	This Agreement, the Joint Venture Contract and the Restated Articles of Association have been properly and duly executed and approved by the relevant government authorities;

(ii)	The Company has duly obtained the Approval Certificate for Foreign-Invested Enterprises and the business license of the Joint Venture, and such certificate and business license do not require to substantially amend the Joint Venture Contract or the Restated Articles of Association, or any such amendments have been approved by the Parties in written form; and

(iii)	The Joint Venture has obtained the Certificate of Foreign Exchange Registration and any other necessary approval from the relevant government authorities, and such approvals do not require to not substantially amend the content of relevant applications, or any such amendments have been approved by the Parties in written form;
3.1.4	The Company and the Existing Shareholder have fulfilled their obligations and duties under this Agreement respectively prior to the Completion Date;

3.1.5	All Conditions Precedent for Equity Transfer as prescribed in the Transfer Agreements have been fully fulfilled and all Equity Transfers have been fully completed, and there is no violation of the Transfer Agreements by the Existing Shareholder; and

3.1.6	Up to the date of the Completion Date, there is no event which has or by reasonable prediction will have any material adverse effect on the business operation, financial condition or assets of the Company.
3.2	The Company and all Existing Shareholders hereby undertake that they shall make all reasonable efforts to ensure the fulfillment of the Conditions Precedent prescribed in Article 3.1 (other than Article 3.1.1) as soon as possible, provided that in all events such Conditions Precedent shall be fulfilled within three (3) months upon the execution of this Agreement. The Investor hereby undertakes that it shall make all reasonable efforts to ensure the fulfillment of the Conditions Precedent prescribed in Article 3.1.1 as soon as possible, provided that in all events such Conditions Precedent shall be fulfilled within three (3) months upon the execution of this Agreement.

3.3	With a written notice to the Company and the Existing Shareholders, the Investor may, at its discretion, waive all or part of the Conditions Precedent as prescribed in Article 3.1 above (other than Article 3.1.1).

3.4	With respect to the Conditions Precedent prescribed in Article 3.1.1 above, unless such Conditions Precedent are waived by the Investor, if those Conditions Precedent are not fully fulfilled within three (3) months upon the execution of this Agreement, the Investor may immediately terminate this Agreement after sending a written notice to the Company and shall not take any liability for such termination. However, if the non-fulfillment of such Conditions Precedent is due to the violation of Article 3.2 by the Company or any of the Existing Shareholders, such termination shall not have any impact on the Party to take liabilities for breach of contract.

3.5	Notwithstanding the provisions above, if any Government Approval as described in Article 3.1.3 above requires to substantially amend this Agreement, the Joint Venture or the Restated Articles of Association, the Parties shall make either of the following decisions through mutual negotiation:
3.5.1	To accept any such substantial amendments and waive the corresponding Conditions Precedent prescribed in Article 3.1.3 above; or

3.5.2	To apply to the relevant government authority to procure the relevant government authority to amend and reissue such Government Approval in the form acceptable to the Parties.
In addition, if any Government Approval (for the purpose of this Article 3.5, it shall not include the business license, foreign exchange registration certificate and any other certificate or license issued on the basis of the business license) requires to substantially amend this Agreement, the Joint Venture Contract or the Restated Articles of Association, and the Parties do not unanimously accept any such substantial amendments or waive the corresponding Conditions Precedent, then the Parties shall not file an application to the Administration for Industry and Commerce for the issuance of the business license until such substantial amendment and the relevant issues are settled in the form acceptable to the Parties.

4.	Undertakings

4.1	As of the date of this Agreement and prior to the Completion Date, unless otherwise approved by the Investor in written form or otherwise stipulated herein, the Company and the Existing Shareholders shall ensure that:
4.1.1	The Company shall take all reasonable actions to maintain and protect all its assets;

4.1.2	The Existing Shareholders shall not transfer or mortgage any of their shares of the Company to any third party or create whatever form of Encumbrances thereon;

4.1.3	They shall promptly disclose to the Investor any fact or event (no matter they already exist on or prior to the date of this Agreement or occur later on) which is known by the Company or the Existing Shareholders and may possibly cause the Existing Shareholders or the Company to violate any representation or warranty made by them herein according to the facts and circumstances on the Completion Date;

4.1.4	The Company shall not declare any dividend or make any dividend payment or any other distribution;

4.1.5	The Company shall not issue or permit to issue any share or bond or take any action subject to the consent of the shareholders’ meeting or the board of directors as required by the laws or the Articles of Association;

4.1.6	The Company and the Existing Shareholders shall not take any action to prevent or unduly delay the completion of the transaction contemplated herein;

4.1.7	If the Company pays or decides to pay to any employee any bonus or benefits beyond the current normal employee remuneration and benefit plan, such action or decision shall be subject to the prior written consent of the Investor;

4.1.8	The Company shall not change or terminate or permit to change or terminate any existing contract to which it is a party and of which the change or termination will have material effect on its business scope or business nature, unless such change or termination is required by any effective court ruling or arbitration award;

4.1.9	All investment activities (other than the normal business activities of the Company) during the period from the date of this Agreement to the Completion Date shall be subject to the prior written consent of the Investor;

4.1.10	The Company shall not enter into any other agreement, contract, arrangement or transaction, other than those entered into during the course of normal business operation; and

4.1.11	The Company shall go through all necessary formalities of the government examination, approval and registration according to the applicable requirements (if any) of the relevant government authority concerning the Mosquito-Control Light Box Project.
4.2	If the Company or any Existing Shareholder substantially or materially violates any undertakings made by it in Article 4.1 above prior to the Completion Date, the Investor shall have the right to unconditionally terminate this Agreement without taking any liability. In addition, the Company or the Existing Shareholders shall indemnify the Investor against all losses and damages resulting from such violation.

4.3	The Company shall go through all formalities relating to the Government Approval and the Existing Shareholders and the Investor shall provide necessary assistance.

5.	Completion of Capital Increase

5.1	The Investor hereby agrees that as required for the issuance of the business license, completion of capital verification and other formalities relating to the Joint Venture, after the Company obtains the Approval Certificate for Foreign Invested Enterprises, it shall, as soon as possible, complete the formalities of approval from and registration with the competent foreign exchange administration authority and open a foreign exchange account for the Company. Within ten (10) Business Days after all the aforesaid formalities are completed, the Investor shall pay 20% of the increased portion of the registered capital (i.e. an amount of U.S. dollars equivalent to RMB288,192.80) to the account to be opened by the Company, and the Company shall go through all necessary formalities, such as approval from and registration with the competent foreign exchange administration authority, capital verification and reissuance of business license of the Company.

5.2	Within three (3) Business Days after all Conditions Precedent as prescribed in Article 3.1 above (other than Article 3.1.1) are fulfilled (or waived), the Company and the Existing Shareholders shall provide the relevant evidences and documents to the Investor and send a written notice to the Investor.

5.3	Within three (3) Business Days after the Conditions Precedent as prescribed in Article 3.1.1 above are fulfilled, the Investor shall send a written notice to the Company and the Existing Shareholders, stating that the Conditions Precedent in Article 3.1.1 have been fulfilled.

5.4	The Parties shall jointly make a written confirmation on whether the Conditions Precedent have been fulfilled within three (3) Business Days after the date of sending a notice as mentioned in Article 5.2 or Article 5.3 (whichever is later), or on any other date agreed upon by the Parties.

5.5	The Parties hereby agree that within seven (7) Business Days from the date of the Agreement, the Investor shall remit an amount of U.S. dollars equivalent to RMB4,711,807.20 to the bank account designated by the Company.

5.6	The Parties hereby agree that the Investor shall pay 1/3 of Capital Increase Amount within one (1) month from the Completion Date of Capital Increase, i.e. the Investor shall remit an amount of U.S. dollars equivalent to RMB5,000,000 to the bank account designated by the Company.

5.7	The Parties hereby agree that the Investor shall pay 1/6 of Capital Increase Amount within two (2) months from the Completion Date of Capital Increase, i.e. the Investor shall remit an amount of U.S. dollars equivalent to RMB2,500,000 to the bank account designated by the Company.

5.8	The Parties hereby agree that the Investor shall pay 1/6 of Capital Increase Amount within three (3) months from the Completion Date, i.e. the Investor shall remit an amount of U.S. dollars equivalent to RMB2,500,000 to the bank account designated by the Company.

5.9	Notwithstanding the provisions above, the Parties further agree that if any provision of Article 5 hereof is inconsistent with any applicable laws or regulations or the requirements of any government authority (such as the Approval Certificate for Foreign Invested Enterprises), the Parties shall amend Article 5 through amicable negotiation so that the Capital Increase hereunder may be completed in accordance with the laws and in conformity to the commercial intention of the Parties.

6.	Equity Transfer and Pledge

Within 36 months upon Completion of the Capital Increase, the Original Shareholders shall not transfer, distribute, pledge or otherwise dispose of any share owned by them.

7.	Representations and Warranties

7.1	The Company and the Original Shareholders hereby acknowledge that the Investor signs this Agreement in reliance upon the representations and warranties made by the Original Shareholders in the Transfer Agreement B and the undertakings made in Article 4 hereof. Each undertaking, representation and warranty shall be deemed as separate and independent, and shall not be restricted or bound by reference to or application of any other representation or warranty made herein or any other provision hereof, unless otherwise expressly stipulated herein.

7.2	The Company and the Original Shareholders hereby agree that if any of them violates any undertaking made herein or any representation or warranty referred to herein, it shall indemnify the Investor against and hold the Investor harmless from any direct or indirect losses, damages, costs, expenses, liabilities or claims (including any losses, damages, reasonable costs and expenses, liabilities or claims incurred from defense or settlement of any claim regarding such liabilities), including (but not limited to) any losses arising from its ownership of equity interest in the Company. Furthermore, if the Original Shareholders breach any undertaking made herein or any representation or warranty referred to herein, which causes depreciation of the Joint Venture or reduction of the assets of the Joint Venture (including but not limited to suffering any losses, damages, administrative penalty, paying additional Taxes or undertaking any other legal liability by the Joint Venture), the Original Shareholders shall take all actions to hold the Joint Venture harmless from such losses and damages and indemnify the Joint Venture against such depreciation or reduction of assets of the Joint Venture as required by the Investor.

8.	Provision of Information Materials

From the date of this Agreement to the Completion Date of Capital Increase, the Existing Shareholders shall procure the Company to grant the Investor and its authorized representatives access to the premises or office of the Company, and examine all books, title deeds, records, accounts and other documents of the Company reasonably requested by the Investor, and shall permit the Investor to copy any of such books, title deeds, records, accounts and other documents, and shall procure the Company to notify its directors and employees to provide all information materials and explanations reasonably requested by the aforesaid representatives.
9.	Confidentiality

9.1	Without the prior written consent of the Parties, no Party shall release to the public the Agreement, any other document or any subsequent document signed relating to this Agreement or the investment contemplated herein.

9.2	Unless otherwise stipulated in Article 9.3 hereof, the Parties shall treat the following information which are received or acquired as a result of execution of this Agreement (or any other agreement executed under this Agreement) as confidential and shall not disclose or use:
(1)	The terms and conditions of this Agreement, and terms and conditions of any other agreement executed under this Agreement;

(2)	The negotiation relating to this Agreement (and such other agreement); or

(3)	The business, financial matter and other affair (including future plan and target) of any other Party.
9.3	Under any of the following circumstances, Article 9.1 and Article 9.2 above shall not be applied to prevent the disclosure or use of any information:
(1)	Disclosure or use of any information as required by the laws, or any regulatory authority or the rules or regulations of any recognized stock exchange;

(2)	Disclosure or use of any information as required when granting all interests of this Agreement to a Party;

(3)	Disclosure or use of any information required for the purpose of any judicial proceedings arising from this Agreement or any other agreement executed under or relating to this Agreement, or disclosure of any Tax related information of the disclosing party to the Taxation authority as reasonably required;

(4)	Disclosure of any information to any professional advisor of any Party, provided that such professional advisor shall comply with the confidentiality obligation regarding such information under Article 9.2 above, as if such professional advisor was a Party to this Agreement;

(5)	Any information has been or becomes publicly known other than due to violation of this Agreement;

(6)	Any information disclosed or used with the prior written approval of any other Party; or

(7)	Any information independently developed by a Party after Completion of Capital Increase.
10.	Assignment

Without the prior written consent of the other Parties, no Party shall assign any of its right, interest or obligation hereunder. However, the Investor may assign its rights, interests and obligations hereunder to its related parties, or in case of Equity Transfer, assign its rights, interests and obligations hereunder to the equity assignee. The Joint Venture and the Existing Shareholders shall assist the Investor in assigning its rights, interests and obligations hereunder, and shall take and execute, and procure their respectively directors to take and execute all necessary actions and documents as reasonably requested by the Investor.

From the date of this Agreement to the Completion Date of Capital Increase, the Company shall not negotiate or sign any binding document with any third party regarding the Joint Venture, cooperation or similar matter relating to the equity investment of the Company.

11.	Liabilities for Breach of Contract

In case of any breach of this Agreement, the breaching party shall indemnify the non-breaching party against all losses and damages resulting from such breach (if this Agreement is terminated or rescinded, such losses and damages shall include the costs and expenses incurred by the non-breaching party as described in Article 16).

12.	Effectiveness, Amendment and Termination

12.1	This Agreement shall become effective as of the date of execution; if it is subject to the approval of the examining and approving authority, it shall become effective as of the date of such approval.

12.2	No amendment or supplementation hereto may become effective unless the same is duly signed by the Parties in written form. If such amendment or supplementation is subject to the approval of the examining and approving authority, it shall become effective upon receipt of such approval. The Parties hereby agree that they shall obtain all approvals from and registrations with the relevant government authorities of China (including but not limited to the examining and approving authorities and the Administration for Industry and Commerce) to perfect the transaction contemplated herein, and shall amend the relevant provision of this Agreement as required by the relevant government authority (and amend the provision of the Joint Venture Contract and the Restated Articles of Association accordingly), provided that such amendment shall not change the intent of the Parties in this Agreement.

12.3	Under any of the following circumstances, the Investor may terminate this Agreement:
12.3.1	The Investor or any Existing Shareholder breaches this Agreement, which materially affects the interests of the Investor reasonably anticipated by the Investor when executing this Agreement; or

12.3.2	Any Transfer Agreement is terminated or rescinded.
13.	Force Majeure

13.1	“Force Majeure” shall refer to any event occurring after the execution of this Agreement, which is unforeseeable when this Agreement is executed and the occurrence and consequence of which is inevitable or uncontrollable, or which prevents any Party from performing this Agreement fully or partially, or which obstructs the performance of this Agreement, including but not limited to fire, flood, earthquake, typhoon, Tsunami, war, terrorist activity or any other violent act, accident, strike, epidemic and quarantine control.

13.2	If any Party hereto fails to perform all or part of its obligations hereunder due to a Force Majeure event, such non-performance shall not be deemed as breach of contract until the elimination of the effect of such event. The Party claiming for release of its liability due to the Force Majeure event shall immediately (but no later than fifteen (15) days) upon occurrence of the event send a written notice to the other Parties by means of telegraph or fax, stating the nature, date of occurrence and predicted period of such event, as well as the extent to which the Party is prevented from performing its obligations hereunder, and the claiming Party shall also provide a valid certificate of such event issued by the local notarization office (or any other appropriate authority) of the place where such event occurs.

13.3	The Party affected by the Force Majeure event shall make its best efforts to mitigate the losses caused by the event and it shall not be released from its liabilities for any losses which would be avoided if appropriate actions had been taken.

14.	Governing Law and Dispute Settlement

14.1	Governing Law

The formation, validity, interpretation, performance, amendment, termination and dispute settlement of or relating to this Agreement shall be governed by and interpreted according to the laws of China.

14.2	Arbitration
14.2.1	Any dispute arising from or relating to this Agreement shall be first settled by the Parties through amiable negotiation. If such dispute (including any dispute regarding the validity or existence of this Agreement) can not be settled through negotiation within sixty (60) days after any Party sends a notice to the other Parties, such dispute shall be submitted to China International Economic and Trade Arbitration Commission Shanghai Sub-commission for arbitration in accordance with the effective arbitration rules of the said Commission.

14.2.2	The arbitration award shall be final and binding upon the Parties and can be enforceable according to the relevant provisions.

14.2.3	The arbitration award may be enforced through the filing of the award with the competent court or through the assistance of such court in enforcement of the award, as the case may be. The costs of arbitration shall be borne by the losing party or as decided by the arbitration tribunal. If any Party has to initiate any legal action to enforce the arbitration award, the breaching party shall bear any and all reasonable costs, expenses and reasonable attorney’s fees, including but not limited to extra costs and expenses incurred from the legal action or enforcement of the arbitration award.

14.2.4	During the course of dispute settlement, the Parties shall continue to perform this Agreement other than those disputed terms and conditions.
15.	Notice

15.1	All notices shall be written in Chinese and sent to the following address or fax number (as the case may be) by means of hand delivery, registered mail or fax:

Pacific Asia Mode Cube Limited

Address: 8/F, Tower B, International Plaza, No. 19, Jianguomenwai Avenue, Beijing
Attention: Ying Zhu
Tel: 010-58692980
Fax: 010-58692960

Shanghai Hongmen Advertising Co., Ltd.

Address: 2/F, 1A Tower, No. 345 Lane, Xinhua Road, Shanghai
Attention: Yun Yang
Tel: 021-62810161
Fax: 021-52540919

Redgate Media AD Co., Ltd.

Address: 8/F, Tower B, International Plaza, No. 19, Jianguomenwai Avenue, Beijing
Attention: Ying Zhu
Tel: 010-58692980
Fax: 010-58692960

Weidong Zhu

Address: 2/F, 1A Tower, No. 345 Lane, Xinhua Road, Shanghai
Tel: 13901729948
Fax: 021-52540919

Shanghai Aoxue Advertising Broadcasting Co., Ltd.

Address: Flat 303, Entrance 4, Building 7, Block 2, Shuanghuayuan Nanli, Chaoyang District, Beijing
Attention: Chengye Guo
Tel: 13901201748
Fax: 010-87721723
15.2	With respect to any notice, letter or communication issued or sent under Article 15:
15.2.1	If a notice is delivered by hand and the return receipt is received, and such notice is delivered no later than 17:00 on a Business Day of the destination, it shall be deemed as served on the date indicated on the return receipt; or if such notice is delivered later than 17:00 on a Business Day or on a Non-business Day of the destination, it shall be deemed as served at 09:00 on the next Business Day of the destination; or

15.2.2	If a notice is sent by prepaid domestic EMS mail in China, it shall be deemed as served five (5) Business Days from the posting date; or

15.2.3	If a notice is sent by prepaid international courier service from or to any place outside China, it shall be deemed as served ten (10) Business Days from the posting date; or

15.2.4	If a notice is sent by fax, it shall be deemed as served immediately after transmission with the sufficient evidence of a transmission report confirming the successful transmission or of an oral confirmation (which shall be recorded and signed by the sending party in written form); provided that, however, where a notice sent by fax is sent later than 17:00 on a Business Day or at any time on a Non-business Day of the destination, it shall be deemed as served at 09:00 on the next Business Day of the destination.

15.3	During the term of this Agreement, any Party may change its notice receiving address or fax number after sending a written notice to the other Parties at any time.

16.	Expenses

The expenses incurred from negotiation, preparation and performance of this Agreement shall be borne by each Party respectively.

17.	Entire Agreement

17.1	This Agreement and all agreements and/or documents referred to or expressly indicated herein shall constitute an entire agreement among the Parties with respect to the subject matter hereof, and supersede all previous oral and written agreements, contracts, understandings and communications among the Parties with respect to the same subject matter.

17.2	If it is necessary to execute any other agreement for obtaining the Government Approval required by the Capital Increase hereunder or for going through the formalities of the Change, the content of such agreement shall be consistent with this Agreement and in case of any inconsistence, the content of this Agreement shall prevail.

18.	Severability

If any provision of this Agreement is held invalid or unenforceable, such provision (to the extent of its invalidity or unenforceability) shall not be enforced and shall be deemed as severable from this Agreement, but the validity and enforceability of the remaining provisions of this Agreement shall not be affected. The Parties shall make all reasonable efforts to replace such invalid or unenforceable provision with a valid and enforceable provision, and the effect of such replacing provision shall be same as the originally intended effect of the invalid or unenforceable provision as far as possible.

19.	Waiver

19.1	If any Party fails or delays to exercise any right or remedy hereunder or under any law arising from this Agreement, such right or remedy shall not be prejudiced, and it shall not constitute or be deemed as a waiver or change of such right or remedy, and shall not preclude the exercise of such right or remedy at any time thereafter. Single or partial exercise of any right or remedy shall not preclude any other or further exercise of such right or remedy, or exercise of any other right or remedy.

19.2	Each Party may exercise its rights and remedies hereunder or arising from this Agreement at any time it considers appropriate.
This Agreement is written in Chinese and executed in China by the duly authorized representatives of the Parties. This Agreement is made and executed in seven (7) counterparts, one (1) for each Party hereto and the remaining to be used for going through the relevant formalities for Government Approval.

Execution Page
IN WITNESS WHEREOF, the Parties duly executed this Agreement on the date first above written.

Pacific Asia Mode Cube Limited [company seal]
Signature:	/s/ Peter Bush Brack
	Name:	BRACK, Peter Bush
	Title:	CEO

Shanghai Hongmen Advertising Co., Ltd. [company seal]
Signature:	/s/ Yue Jin
	Name:	Yue Jin
	Title:	Chairman of the Board

Redgate Media AD Co., Ltd. [company seal]
Signature:	/s/ Yue Jin
	Name:	Yue Jin
	Title:	Chairman of the Board

Weidong Zhu [company seal]
Signature:	/s/ Weidong Zhu

Shanghai Aoxue Advertising Broadcasting Co., Ltd. [company seal]
Signature:	/s/ Chengye Cuo
	Name:	Chengye Guo
	Title:	Chairman of the Board

Appendix I
Basic Information of the Company

Company Name:	Shanghai Hongmen Advertising Co., Ltd.

Business License No.:	3102292067756

Registered Address:	P-1 Building, No. 7523 Beiqing Highway, Chonggu Town, Qingpu District

Legal Representative:	Yue Jin

Company Type:	Limited Liability Company (Domestic Joint Venture)

Business Scope:	Design, production, publication and agency of advertisements; production of images and documents; planning of corporate images (a license for special business shall be obtained if it is required by law or regulation).

Registered Capital:	RMB six million four hundred and ten thousand (RMB6,410,000)

Date of Incorporation:	June 9, 2004

Term of Operation:	From June 9, 2004 to June 8, 2014

Shareholders:	Redgate (51.01%); Weidong Zhu (30.62%); Shanghai Aoxue Advertising Co., Ltd. (18.37%)
APPENDIX I